Exhibit 99.77(q)(1)

ITEM 77Q-1 – Exhibits

(e)(1)	Amended Schedule A dated November 2016 with respect to the Amended and Restated Investment Management Agreement dated November 18, 2014, as amended and restated May 1, 2015 between Voya Investments, LLC and Voya Separate Portfolios Trust – Filed herein.

(e)(2)	Amended Schedule A dated November 2016 to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC effective November 18, 2014 – Filed herein.